(212) 450-4000


                                                   October 5, 1995



SunAmerica Inc.
SunAmerica Capital Trust II
1 SunAmerica Center
Los Angeles, California  90067


               Re:  Registration Statement on Form S-3
                    Registration Nos. 33-62405 and 33-62405-01
                    ------------------------------------------

Ladies and Gentlemen:

               We have acted as special counsel for SunAmerica Inc. ("SunAmerica") and SunAmerica Capital Trust II (the "Trust") in connection with the Trust's offer (the "Offer") to issue its 8.35% Trust Originated Preferred Securities (the "Preferred Securities"). In connection therewith, we have prepared the discussion set forth under the caption "Taxation" (the "Discussion") in the Prospectus Supplement (the "Prospectus Supplement") that is part of the Registration Statement on Form S-3 (Registration Nos. 33-62405 and 33-62405-01) filed by SunAmerica and the Trust with the Securities and Exchange Commission.

               In rendering our opinion, we have examined the form of Amended and Restated Declaration of Trust of SunAmerica Capital Trust II dated as of October 11, 1995 (the "Declaration") included as an Exhibit to the Registration Statement, and have assumed that the Trustees will conduct the affairs of the Trust in accordance with the Declaration. We hereby confirm our opinion as set forth in the Discussion, which is a summary of the material United States federal income tax consequences of the ownership and disposition of the Preferred Securities.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Taxation" in the Prospectus Supplement. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.


                                       Very truly yours,

                                       /s/ DAVIS POLK & WARDWELL